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                                                       Contact: Douglas C. Laux
                                                        Chief Financial Officer
                                                         630-769-0033, ext: 234


        PLATINUM ENTERTAINMENT, INC. TERMINATES K-TEL AGREEMENT

Downers Grove, IL - September 10, 1997 -- Platinum Entertainment, Inc. (NASDAQ: PTET) today announced that it has terminated its agreement with K-tel International, Inc. to acquire the K-tel music business. Platinum has notified K-tel that it is terminating the agreement due to K-tel's breaches of the agreement. K-tel also has notified Platinum that K-tel is terminating the agreement due to the transaction failing to close within the period required under the contract.

Steve Devick, Chairman and Chief Executive Officer of Platinum Entertainment, said, "Although we feel that K-tel could have been a good strategic acquisition, information which was recently provided to us by K-tel regarding K-tel's operations and its plans to compete with Platinum led us to the decision that it was in the best interest of our Company and our shareholders to conclude that the closing of this transaction could not occur without a significant amount of additional information. K-tel was not prepared at this point to give Platinum additional time."

Platinum anticipates that Platinum and K-tel will dispute the causes for the termination and the disposition of the $1,750,000 escrow deposit previously escrowed by Platinum in connection with this transaction.

Platinum Entertainment, Inc. produces, licenses, acquires, markets and distributes high quality recorded music for a variety of music formats. Platinum and its wholly-owned subsidiaries currently produce music for the Gospel, Classical/Themed, Adult Contemporary, Country, Blues and Urban/Dance formats, primarily under the CGI Records, Intersound/Classical, River North Records, Intersound/Country, House of Blues and Intersound/Urban labels. Platinum's products include new releases, typically by artists established in a particular format, as well as compilation and repackagings of previously recorded music that enable Platinum to exploit its catalog of master recordings.